EXHIBIT (12)


                        WISCONSIN POWER AND LIGHT COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Dollars in thousands)


                                      Twelve
                                      Months             Year Ended December 31,
                                       Ended
                                     March 31,
                                       1997
                                                    1996       1995       1994      1993      1992
    Income before interest expense    $104,780     $113,957  $112,473  $102,643   $96,381   $92,619
    Add:

         Federal and state income
         taxes                          47,935       53,808    45,606    44,727    35,667    30,541

         Estimated interest
         component of rental
         payments                        4,444        4,313     4,666     4,175     4,139     2,979
                                      --------     --------  --------  --------  --------  --------
    Earnings, as adjusted             $157,159     $172,078  $162,745  $151,545  $136,187  $126,139
                                      ========     ========  ========  ========  ========  ========
    Fixed charges:

         Interest on bonds             $26,828      $26,906   $28,647   $28,796   $28,422   $29,254
         Other interest expense          4,893        4,566     5,174     2,352     3,854     4,146

         Estimated interest
         component of rental
         payments                        4,444        4,313     4,666     4,175     4,139     2,979
                                       -------      -------   -------   -------   -------  --------
    Total fixed charges                $36,165      $35,785   $38,487   $35,323   $36,415  $ 36,379
                                       =======      =======   =======   =======   =======  ========

    Ratio of earnings to fixed
      charges                            4.35X        4.81X     4.23X     4.29X     3.74X     3.47X
                                       =======      =======   =======   =======   =======  ========